Exhibit 99.1

Devon Energy Corporation Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, TX 77024

Devon Energy Enhances Permian Inventory in Federal Lease Sale

HOUSTON, May 21, 2026 (GLOBE NEWSWIRE) – Devon Energy Corporation (NYSE: DVN) announced the successful acquisition of 16,300 net undeveloped acres in the core of the Delaware Basin in Lea and Eddy Counties, New Mexico, for approximately $2.6 billion, or approximately $161,500 per net acre, through the Bureau of Land Management (“BLM”) Oil and Gas Lease Sale. This acquisition bolsters the premier Delaware Basin positions in the industry, extends inventory life, and is accretive to net asset value per share.

KEY HIGHLIGHTS

•	Acquisition adds approximately 400 net locations normalized to 2-mile laterals, with expected strong well economics and low breakevens supported by:

•	High Net Revenue Interest: Federal leases carry an 87.5% net revenue interest (“NRI”), with 10-year terms across all depths, more favorable than NRIs typical of state and fee leases in the region.

•	Contiguous Acreage Position: Provides the ability to drill longer laterals and lower costs through co-development and multi-well pad development.

•	Top-Tier Productivity: Highly productive wells across multiple zones expected to compete for near-term capital.

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Leveraging Competitive Cost Structure: Acreage is directly adjacent to Devon’s existing Delaware Basin position, providing the ability to leverage existing facilities and infrastructure. Devon’s top-tier drilling and completion cost performance across its Delaware Basin operations provides a significant underwriting advantage in developing these assets.

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Transaction value of $2.6 billion ($161,500 per net acre or $6.5 million per location) is expected to be funded with cash on hand while maintaining our strong credit profile. Devon remains fully committed to a disciplined cash-return framework, including its recently announced $8 billion share repurchase program.

CEO COMMENTARY

“This BLM lease sale presented a rare and compelling opportunity to add high-quality, contiguous federal acreage at scale in the core of the Delaware Basin,” said Clay Gaspar, Devon’s President and Chief Executive Officer. “Each tract was evaluated on rock quality, midstream connectivity, strategic fit and per-share value accretion for our owners. The favorable federal lease terms, including the lower royalty burden, multi-pay potential and the ability to develop with longer laterals on multi-well pads, are immediately accretive to our top-tier inventory. This acquisition is consistent with our successful ground game track record and strengthens our leading Delaware Basin position.”

“The success we achieved in this auction is a testament to the alignment of our Board and the effectiveness of our team, even as we continue to accelerate through the integration of a major merger completed just two weeks ago. Our combined understanding of the basin following the Coterra merger only reinforced our conviction in the quality and depth of this inventory and our confidence in moving decisively to capture these accretive high-quality opportunities.”

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio with assets in the Anadarko Basin, Eagle Ford, Marcellus Shale, Powder River Basin, Williston Basin, anchored by a world-class position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate resilient free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts

Daniel Guffey, 281-589-4875	Chris Carr, 405-228-2496
Hannah Stuckey, 281-589-4983	Wade Browne, 405-228-7240

Media Contact

Michelle Hindmarch, 405-552-7460

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of new or increased tariffs or other trade protection measures by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties and investments; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters, water disposal and tax matters; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our sustainability initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks associated with artificial intelligence and other emerging technologies; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; the risk that we may not realize the anticipated benefits of the merger with Coterra or successfully integrate the two companies; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.